SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             OWENS & MINOR, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                              [OWENS & MINOR LOGO]


                                   NOTICE OF

                                      1996

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

            WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO SIGN AND
                   RETURN THE PROXY IN THE ENCLOSED ENVELOPE.

                              OWENS & MINOR, INC.
                                 4800 COX ROAD
                        GLEN ALLEN, VIRGINIA 23060-6292

                                                  [Owens & Minor logo]
                                                  4800 Cox Road, Post Office Box
                                                  27626
                                                  Glen Allen, Virginia
                                                  23060-6292
                                                  (804) 747-9794 FAX (804)
                                                  270-7281

March 19, 1996

Dear Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of Owens & Minor, Inc. The meeting will be held on Tuesday, April 30, 1996 at 10:00 a.m. in the Auditorium of the Crestar Bank Building, 919 E. Main Street, Richmond, Virginia. Parking will be available in the Crestar parking deck on Cary Street beyond 9th Street. Directions are on the back of the proxy statement.

      The primary business of the meeting will be to elect four directors and to ratify the appointment of KPMG Peat Marwick LLP as independent auditors. During the meeting I will also report to you on the condition and performance of Owens & Minor during 1995 and the first quarter of 1996. It has been a challenging year for the Company and it's time to move forward. My remarks will focus on the 1996 business plan and our Vision for the year 2000. You will have the opportunity to meet members of the Board of Directors as well as management and to ask questions on matters of importance to you and all shareholders.

      I hope to see you on April 30, 1996. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. All of us at Owens & Minor appreciate your continued interest in and support of the Company.

              Warm Regards,

              /s/G. GILMER MINOR, III
              G. GILMER MINOR, III
              Chairman, President and
              Chief Executive Officer

                             [Owens & Minor logo]
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD TUESDAY, APRIL 30, 1996

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

      You are hereby notified that the Annual Meeting of Shareholders of Owens & Minor, Inc., a Virginia corporation (the "Company"), will be held in the Auditorium of the Crestar Bank Building, 919 E. Main Street, Richmond, Virginia, on Tuesday, April 30, 1996 at 10:00 a.m.

      The purposes of the meeting are:

      1. To elect three directors to serve until the Annual Meeting of Shareholders in 1999 and one director to serve until the Annual Meeting of Shareholders in 1997 (Proposal 1);

      2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors (Proposal 2); and

      3. To transact such other business as may properly be brought before the meeting.

      The Board of Directors has fixed the close of business on March 5, 1996 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and any adjournment(s) or postponement(s) thereof.

      Your attention is directed to the attached Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

DREW ST. J. CARNEAL,
Secretary

Richmond, Virginia
March 19, 1996

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE.

                            [Owens & Minor logo]

STREET ADDRESS                                    MAILING ADDRESS
4800 Cox Road                                     P.O. Box 27626
Glen Allen, Virginia 23060-6292                    Richmond, Virginia 23261-7626

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 30, 1996

March 19, 1996

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Owens & Minor, Inc., a Virginia corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company, to be held in the Auditorium of the Crestar Bank Building, 919 E. Main Street, Richmond, Virginia, on April 30, 1996 at 10:00 a.m., and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

     The expense of this solicitation will be borne by the Company. The Company will reimburse brokers and other persons holding stock in their name as nominees for their expenses in obtaining authorization to execute proxies from their principals. Corporate Investor Communications, Inc. has been retained to aid in such solicitation of proxies by telephone or telegraph or by personal calls at an anticipated cost to the Company of $4,000 plus expenses.

     All proxies received pursuant to this solicitation will be voted FOR the election of directors as set forth below and in favor of Proposal 2 unless contrary instructions are given. Any person who has returned a proxy to the Company has the power to revoke it at any time before its exercise by submitting a subsequently dated proxy, by giving notice in writing to the Secretary of the Company prior to the commencement of the meeting or by voting in person at the meeting.

     Only shareholders of record at the close of business on March 5, 1996 will be entitled to vote at the meeting or any adjournment(s) or postponement(s) thereof. As of such record date, the Company had outstanding and entitled to vote 30,872,293 shares of Common Stock, $2.00 par value per share (the "Common Stock"), each of which is entitled to one vote, and 1,150,000 shares of Series B Cumulative Preferred Stock, $100 par value per share (the "Series B Preferred Stock"), each of which is entitled to 6.06 votes. The holder of the Series B Preferred Stock has agreed to vote its shares of Series B Preferred Stock with respect to each matter to be voted upon at the Annual Meeting in the same proportion as the votes cast on such matter by holders of the Common Stock (excluding certain holders of 5% or more of the Common Stock).

     This Proxy Statement and form of proxy is first being mailed to shareholders of the Company on or about March 19, 1996.

PROPOSAL 1. ELECTION OF DIRECTORS

      In October 1995, the Board of Directors adopted an amendment to the Company's bylaws increasing the number of Directors from nine to ten. The members remain divided into three classes, with one class being elected every year for a term of three years. Also in October 1995, the Board of Directors elected Josiah Bunting, III to fill the vacancy created by the increase in the number of Directors, to serve until this Annual Meeting. General Bunting has been nominated for election at this Annual Meeting to serve for a term of one year, and three other nominees are expected to be elected at this Annual Meeting to serve for a term of three years. All nominees are to serve until their successors are elected and have qualified. The remaining six directors will continue to serve as set forth below. Each of the nominees is currently a director of the Company and has agreed to serve if elected. Unless otherwise directed, a proxy will be voted for the four nominees shown below. If some unexpected occurrence should, in the judgment of the Board of Directors, make necessary the substitution of some other person for any of the nominees, the shares represented by proxies will be voted for such other person as the Board of Directors may select, or the Board of Directors may amend the Bylaws to reduce the number of directors to the total of the remaining nominees and any such substitute nominee or nominees in which case the shares represented by proxies shall be voted for the remaining nominees and any such substitute nominee or nominees. No proxy can be voted for more than four persons.

      The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in the election of directors by the holders of the Common Stock and Series B Preferred Stock, voting together as a single class. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

      The names and ages of the nominees and continuing directors, their principal occupation or employment during the past five years and other relevant data regarding them as of March 5, 1996, based on information received from the respective nominees and continuing directors, are set forth below. Each of the nominees and the directors has served continuously since the year he or she joined the Board of Directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
For the Three-Year Term Expiring April 1999:

[photo]             VERNARD W. HENLEY       Vernard W. Henley, 66, is Chairman of the Board and Chief
                                            Executive Officer of Consolidated Bank and Trust Company,
                                            Richmond, Virginia. Mr. Henley has been a director since 1993 and is a member of the Audit and Compensation & Benefits
                                            Committees.

[photo]             G. GILMER MINOR, III    G. Gilmer Minor, III, 55, is Chairman, President and Chief
                                            Executive Officer of the Company. Mr. Minor has been a director since 1980 and is Chairman of the Executive Committee and a member of the Strategic Planning Committee. Mr. Minor also serves as a member of the Boards of Directors of Crestar
                                            Financial Corporation and Richfood Holdings, Inc.

[photo]             R.E. CABELL, JR.,       R.E. Cabell, Jr., Esq., 72, is retired (Of Counsel) from the
                    ESQ.,                   law firm of Williams, Mullen, Christian & Dobbins. Mr. Cabell has been a director since 1962 and is Chairman of the Audit
                                            Committee and a member of the Executive Committee. Mr. Cabell also serves on the Board of Directors of the C.F. Sauer Company and is a Trustee of Hampden-Sydney College.


For the One-Year Term Expiring April 1997:

[photo]             JOSIAH BUNTING, III     Josiah Bunting, III, 55, is Superintendent of the Virginia
                                            Military Institute, Lexington, Virginia. From 1987 to 1995, he
                                            served as Headmaster of The Lawrenceville School. General
                                            Bunting has been a director since 1995 and is a member of the
                                            Audit and Strategic Planning Committees.


                                       3


MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Terms Expiring April 1998:


[photo]             E. MORGAN MASSEY        E. Morgan Massey, 69, is Chairman of Inter-American
                                            Coal, N.V. and Chairman Emeritus of A.T. Massey Coal Company,
                                            Inc., both coal companies. Mr. Massey served A.T. Massey Coal
                                            Company, Inc. as Chairman and Chief Executive Officer in 1991,
                                            and as President and Chief Executive Officer from 1972 to 1990.
                                            Mr. Massey has been a director since 1988 and is a member of the Compensation & Benefits and Strategic Planning Committees.
                                            Mr. Massey also serves on the Massey Cancer Center Advisory
                                            Board, Richmond, Virginia, as Vice Chairman of the U.S. Energy
                                            Association, Washington, D.C. and as a member of the Board of the University of Virginia Engineering Foundation. He is also
                                            Vice Chairman of the Marine Advisory Council of the Virginia
                                            Institute for Marine Science.

[photo]             JAMES B. FARINHOLT,     James B. Farinholt, Jr., 61, is Special Assistant to the
                    JR.                     President for Business Development at Virginia Commonwealth
                                            University, including advising on commercialization of
                                            scientific discoveries. Additionally, he is Executive Vice
                                            President and Executive Director of the Virginia Biotechnology
                                            Research Park, which is affiliated with the University. From
                                            1978 to 1995, Mr. Farinholt served as President of Galleher &
                                            Company, Inc., an investment company. Mr. Farinholt has been a director since 1974 and is Chairman of the Strategic Planning
                                            Committee and a member of the Audit and Executive Committees.

[photo]             ANNE MARIE WHITTEMORE   Anne Marie Whittemore, 50, is a partner in the law firm of
                                            McGuire, Woods, Battle & Boothe, L.L.P. Mrs. Whittemore has
                                            been a director since 1991 and is a member of the Executive and
                                            Compensation & Benefits Committees. Mrs. Whittemore also serves on the Boards of Directors of USF&G Corporation, James River
                                            Corporation, T. Rowe Price Associates, Inc. and Albemarle
                                            Corporation.


                                       4


Terms Expiring April 1997:


[photo]             WILLIAM F. FIFE         William F. Fife, 74, served as Executive Vice President of the
                                            Company from 1987 until his retirement in 1991. Mr. Fife has been a director of the Company since 1962 and is a member of the Audit and Executive Committees.

[photo]             JAMES E. UKROP          James E. Ukrop, 58, is Vice Chairman and Chief Executive
                                            Officer of Ukrop's Super Markets, Inc., a retail grocery chain.
                                            Mr. Ukrop has been a director since 1987 and is a member of the
                                            Compensation & Benefits and Strategic Planning Committees. Mr.
                                            Ukrop also serves as a member of the Boards of Directors of
                                            Richfood Holdings, Inc. and Legg Mason, Inc.

[photo]             JAMES E. ROGERS         James E. Rogers, 50, is a Partner of SCI Investors Inc. and
                                            Chairman of Custom Papers Group Inc., a paper manufacturing company. From 1991 to 1992, Mr. Rogers served as President and
                                            Chief Executive Officer of Specialty Coatings International
                                            Inc. Prior to joining Specialty Coatings International in 1991,
                                            Mr. Rogers served as Senior Vice President and Group Executive of James River Corporation. Mr. Rogers has been a director since 1991 and is Chairman of the Compensation & Benefits
                                            Committee and a member of the Executive and Strategic Planning
                                            Committees. Mr. Rogers also serves on the Boards of Directors of Wellman, Inc. and Caraustar Industries, Inc.

SERIES B PREFERRED STOCK DIRECTOR

  Pursuant to the Company's Articles of Incorporation, the holders of the Series B Preferred Stock are entitled to elect one member of the Board of Directors of the Company for so long as any share of Series B Preferred Stock remains outstanding. Such director (the "Series B Director") is in addition to the number of Directors of the Company elected by the holders of the Common Stock and Series B Preferred Stock, voting together as a single class. On May 2, 1995, the holders of the Series B Preferred Stock elected C.G. Grefenstette as the Series B Director, to serve until the next annual meeting of the holders of Series B Preferred Stock. It is anticipated that the holders of the Series B Preferred Stock will re-elect Mr. Grefenstette in 1996.


[photo]             C.G. GREFENSTETTE       C.G. Grefenstette, 68, is Chairman and Chief Executive Officer
                                            of The Hillman Company, diversified investments and operations.
                                            From 1989 to 1993, Mr. Grefenstette served as President & Chief
                                            Executive Officer of The Hillman Company. Mr. Grefenstette also serves on the Boards of Directors of The Hillman Company, The
                                            Hillman Foundation, The Polk Foundation, Inc., Duquesne
                                            University and PNC Bank Corp. Mr. Grefenstette has been a
                                            director of the Company since 1994 and is a member of the Audit and Strategic Planning Committees.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors held six meetings during 1995. All directors attended at least 75% of the total meetings of the Board of Directors and any Committees on which they serve. The Board has Executive, Audit, Compensation & Benefits and Strategic Planning Committees. The Board does not have a Nominating Committee.

        None of the members of the Audit Committee are employees of the Company or its subsidiaries. The function of the Audit Committee is to oversee the Company's financial reporting and internal control structure and to serve as a direct line of communication among the Company's independent auditors, the Company's Internal Audit Department and the Board of Directors. The Audit Committee met four times during the past year.

        None of the members of the Compensation & Benefits Committee are employees of the Company or its subsidiaries. The function of the Compensation & Benefits Committee is to recommend to the Board of Directors the salaries and compensation of the executive officers of the Company, and to make such other studies and recommendations concerning compensation and compensation policies as may be brought to their attention for consideration. The Compensation & Benefits Committee administers the Savings & Protection Plan, the Employee Stock Purchase Plan, the 1985 and 1993 Stock Option Plans, the Supplemental Executive Retirement Plan and the Annual Incentive Plan for employees who are subject to
Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). The Compensation & Benefits Committee met four times during the past year.

COMPENSATION OF DIRECTORS

        CASH COMPENSATION. In 1995, each non-employee director was paid an annual retainer of $10,000 ($13,000 for committee chairmen), plus $1,000 for each Board meeting attended, $800 for each meeting of the Board's committees and $500 for telephone conference meetings.

        DIRECTORS COMPENSATION PLAN. The Directors Compensation Plan (the "Directors Plan") provides for automatic, annual grants of options to purchase Common Stock. During 1995, each eligible director was granted options to purchase 2,532 shares of Common Stock at a per share exercise price of $13.50. In addition, the Directors Plan allows eligible directors to defer the receipt of all or part of their director fees. Amounts deferred are "invested" in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Subject to certain restrictions, a director will be permitted to take cash distributions in whole or in part from a deferred fee account either prior to or following the termination of his or her service as a director. The Directors Plan also allows eligible directors to receive payment of all or part of their director fees in Common Stock rather than cash.

                             CAPITAL STOCK OWNED BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth as of March 5, 1996 the number of shares of Common Stock and Series B Preferred Stock beneficially owned by each director and nominee, the named executive officers in the Summary Compensation Table, all current executive officers and directors of the Company as a group, and all persons (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act who, to the knowledge of the Company, is the beneficial owner of more than 5% of Common Stock or Series B Preferred Stock.

                                                                       Sole Voting
                                                                           and                          Aggregate
Title                                      Name of                      Investment                      Percentage
of Class                              Beneficial Owner                   Power(1)        Other(2)         Owned
COMMON                     G. Gilmer Minor, III...................          509,159         15,976           1.7%
                           Josiah Bunting, III....................              500              0             *
                           R. E. Cabell, Jr.......................           90,113          8,655             *
                           James B. Farinholt, Jr.................           13,128              0             *
                           William F. Fife........................          326,421            174           1.1%
                           C. G. Grefenstette.....................            3,532      6,969,000(3)       18.4%
                           Vernard W. Henley......................            5,064            750             *
                           E. Morgan Massey.......................          202,461              0             *
                           James E. Rogers........................           12,658              0             *
                           James E. Ukrop.........................           40,940              0             *
                           Anne Marie Whittemore..................           12,378            225             *
                           Robert E. Anderson, III................          127,336          2,046             *
                           Henry A. Berling.......................          381,870         10,443           1.3%
                           Craig R. Smith.........................           78,477          2,962             *
                           Drew St. J. Carneal....................           78,061          5,467             *
                           All Executive Officers and Directors
                             as a group (27 persons)..............        2,193,071      7,075,179          24.1%

                           Wilmington Securities, Inc.
                             824 Market Street, Suite 900
                             Wilmington, DE 19801.................        6,969,000(3)          --          18.4%

                           IDS Life Capital Resource Fund
                             IDS Tower 10
                             Minneapolis, MN 55440................        2,400,000(4)          --           7.8%

                           The Burridge Group, Inc.
                             115 South LaSalle Street
                             Chicago, IL 60603....................        1,661,190(5)       7,050           5.4%
SERIES B
PREFERRED
STOCK(6)(7)                Wilmington Securities, Inc.
                           824 Market Street, Suite 900
                           Wilmington, DE 19801...................        1,150,000(3)          --         100.0%

      *Represents less than 1% of the total number of shares outstanding.

      (1) Includes 684,842 shares which certain officers and directors of the Company have the right to acquire through the exercise of stock options within 60 days following March 5, 1996.

      (2) Includes: (a) shares held by certain relatives; (b) shares held in various fiduciary capacities; (c) shares held by the Company's Employee Stock Purchase Plan and 401(k) Plan; (d) grants of restricted stock through the Company's Annual Incentive Plan; and (e) shares that the shareholder has shared power to dispose of or to direct disposition of. These shares may be deemed to be beneficially owned under the rules and regulations of the Securities and Exchange Commission ("SEC"), but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

      (3) Wilmington Securities, Inc. ("Wilmington") owns 1,150,000 shares of Series B Preferred Stock which are convertible into approximately 6,969,000 shares of Common Stock. Wilmington acquired the 1,150,000 shares of Series B Preferred Stock in January 1996 from the former shareholders of Stuart Medical, Inc. Wilmington is a private investment company and an indirect wholly-owned subsidiary of The Hillman Company ("Hillman"), a firm engaged in diversified investments and operations which is controlled by the Henry L. Hillman Trust U/A/T dated November 18, 1985 (the "Trust"). The trustees of the Trust are Henry
L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "Trustees"). The Trustees share voting and investment power with respect to the shares held of record by Wilmington and may be deemed to be the beneficial owners of such shares.

      (4) The number of shares owned is as of December 31, 1995, as reported in the Schedule 13G filed by IDS Life Capital Resource Fund ("IDS"), American Express Company and American Express Financial Corporation and received by the Company on or about February 16, 1996. Each of American Express Company and American Express Financial Corporation shares dispositive power with IDS with respect to the 2,400,000 shares.

      (5) The number of shares owned is as of February 12, 1996, as reported in the Schedule 13G filed by The Burridge Group, Inc. and received by the Company on or about February 16, 1996.

      (6) The 1,150,000 shares of outstanding Series B Preferred Stock are convertible into approximately 6,969,000 shares of Common Stock and are owned by Wilmington. Wilmington has agreed that so long as it owns any shares of Series B Preferred Stock or owns at least 5% of the outstanding shares of Common Stock, it will vote such shares, with respect to each matter to be voted upon by the holder(s) of such shares, in the same proportion as the votes cast on such matter by all other holders of Common Stock (excluding certain holders of 5% or more of the Common Stock). Such voting agreement does not apply to certain matters including amendments to the Company's articles of incorporation or bylaws, the election of the Series B Director and certain matters specified by Virginia law.

      (7) None of the directors or named executive officers in the Summary Compensation Table, other than Mr. Grefenstette, owns any Series B Preferred Stock.

      COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT. The Company's directors, its executive officers, and any persons holding more than 10% of outstanding shares of Common Stock are required to file reports with the SEC concerning their initial ownership of Common Stock and any subsequent changes in that ownership. The Company believes that the filing requirements were satisfied in 1995. In making this disclosure, the Company has relied solely on written representations of its directors, executive officers and beneficial owners of more than 10% of the Common Stock and copies of the reports that they have filed with the SEC.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

      The Compensation & Benefits Committee (the "Committee") of the Board of Directors is comprised of five outside directors who are not current or past employees of the Company. The principal functions of the Committee are to oversee the design and competitiveness of the Company's total compensation program, to evaluate the performance of the Company's senior executives and approve related compensation actions and to administer the Company's 1993 Stock Option Plan, Supplemental Executive Retirement Plan, Savings & Protection Plan, and Annual Incentive Plan for employees who are subject to Section 16 of the Exchange Act, in accordance with the terms of each respective plan. The Committee met four times during calendar year 1995.

EXECUTIVE COMPENSATION PHILOSOPHY

      With respect to executive compensation, the objective of the Committee is to establish and maintain programs and practices that reflect the Company's performance. The maximum compensation for executives is therefore dependent on the Company's financial performance measures that help determine shareowner value. The Company also regularly evaluates executive compensation levels through competitive comparisons against its peer company group, which consists of the group reflected in the Performance Graph of this proxy statement, and other companies of similar size and operating characteristics. Base salary levels generally are maintained somewhat below competitive market averages for like experienced executives.

      The Committee views all elements of executive compensation as linked to performance. Consistent with this perspective and the Company's financial results during 1995, the Committee reduced the base salary levels of corporate officers for the period June 26, 1995 to December 31, 1995. The base salary for the CEO was decreased 12.5% and an average base salary decrease of 6.9% occurred for the other named executives.

      Base salaries are combined with incentive compensation opportunities to fully reach competitive average total compensation levels when warranted by the Company's and the individual officer's performance. This combination is intended to focus management on the annual and longer-term success of the Company. The Committee recognizes it may sometimes be necessary to sacrifice short-term financial performance to obtain longer-term business success. This belief leads the Committee to regularly monitor the balance between annual and longer-term rewards, and act as needed to encourage meaningful levels of share ownership among executives.

COMMITTEE PROCESS AND ANNUAL INCENTIVE PLAN

      Early each year the Committee meets to review key aspects of the upcoming year's business plan and establish Annual Incentive Plan goals for each corporate officer, including the Chief Executive Officer, executive and senior vice presidents, and vice presidents. Goals under this plan are weighted to reflect their importance and contribution to desired Company and shareowner outcomes. The 1995 Annual Incentive Plan goals for named executives are based on earnings per share and SG&A expense expressed as a percentage of sales which are combined to comprise approximately three-fourths of total award potential, with the balance of award potential based on results of an officer effectiveness survey ("OES"). The OES obtains feedback from supervisors, peers and subordinates on four dimensions of officer performance: leadership, teamwork, quality, and communications. Numeric results are collected and tabulated, then linked to Annual Incentive

Plan awards through a predetermined performance schedule. The Committee receives periodic updates during the year on business performance in relation to incentive plan goals, particularly with respect to senior executives. Discussions of management contribution and performance are the norm, not the exception, in Committee meetings.

      At the close of each year, the Committee meets to discuss financial and other performance compared to Annual Incentive Plan goals and longer-term business goals. These longer-term business goals center around the Company's strategic objectives to remain customer oriented in everything it does and to actively evolve its business consistent with the service needs of customers and the Company's markets. In deciding the level of annual salary increases, incentive payments and granting of stock options, the Committee looks to the Chief Executive Officer for recommendations on senior executives and then meets privately (without the presence of management, including the Chief Executive Officer in relation to his own compensation) to determine compensation actions for the Chief Executive Officer. The Committee's decision-making process is benefited by input from the Company's Human Resources Department, and periodically from outside advisors, to maintain the desired level of competitiveness and technically sound compensation and benefit programs.

      Company performance from continuing operations in 1995 saw sales increase 24.2% to $3.0 billion and income (prior to nonrecurring restructuring expenses) decline, resulting in a net loss of $1.0 million. On financial measures used to determine annual incentive awards, earnings per common share (prior to nonrecurring restructuring expenses) reflected a loss of $0.20 versus positive earnings of $0.72 per share in 1994, and SG&A expense expressed as a percentage of sales was 7.6% versus 6.9% in 1994.

      The maximum award payable under the Company's Annual Incentive Plan to the Chief Executive Officer for full attainment of all established goals would be 65% of his base salary. Despite acceptable OES results for the year, the Committee did not award an incentive payment to the Chief Executive Officer, and other named executives, due to the Company's financial results in 1995.

      Under the Company's Annual Incentive Plan, executives are also eligible to receive a bonus of Common Stock equivalent to 25% of the cash incentive payment which becomes vested provided the officer maintains a continuous employment relationship with the Company for the following three years. The restricted stock bonus for named executives is dependent on performance against the same goals and weights as described earlier for the Annual Incentive Plan. The Chief Executive Officer and other named executives did not receive shares of stock for 1995 because no incentive award was made.

LONG-TERM INCENTIVE PLAN

      Each year the Committee considers the desirability of granting senior executives awards under the Company's Stock Option Plan. The plan provides for the use of nonqualified stock options, incentive stock options, and stock appreciation rights. The Committee's decision to grant stock options is discretionary and largely determined by key financial performance measures including return on average equity and earnings-per-share achievement, though no specific performance targets are applied for this purpose. Option grant decisions may also be based upon outstanding individual performance, job promotions, and greater responsibility within the Company. Stock option levels are a component of competitive total compensation and include such considerations as salary grade levels, responsibility levels, and expectations of future impact on overall Company performance. The Committee believes stock option grants have historically been effective in helping to focus executives on enhancing long-term profitability and shareholder value. The Committee did not grant any stock options to the Chief Executive Officer in 1995.

CORPORATE TAX CONSIDERATIONS

      Congress passed a law effective in 1994, covered in Internal Revenue Service Code Section 162(m), that disallows corporate tax deductions for executive compensation in excess of $1 million for "proxy table" executives. This law does allow for certain exemptions to the deduction cap, including pay plans that depend on formulas rather than discretion and therefore are "performance-based."

      All current executive compensation is fully deductible. The Committee intends for the Company's pay plans and actions to be performance-based and therefore fully eligible for compensation expense deductions. However, no specific policy has been adopted by the Committee that would dictate future decisions in this matter.

      The foregoing report has been furnished by Mrs. Whittemore and Messrs. Henley, Massey, Rogers (Chairman), and Ukrop.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following performance graph compares the performance of the Common Stock to the S&P 500 Index and a Peer Group, which includes the Company and the companies listed below, for the Company's last five fiscal years. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.


                                 [graph goes here]

                           1990          1991          1992          1993          1994          1995
Owens & Minor, Inc.         100           205           227           358           336           305
S&P 500 Index               100           107           122           138           140           177
Peer Group                  100           142           259           407           380           509

      The Peer Group selected for purposes of the above graph consists of companies engaged in the business of distribution, and includes Owens & Minor, Inc., Arrow Electronics Inc., Bergen Brunswig Corp., Bindley Western Industries, Cardinal Health, Inc., Hughes Supply Inc., Moore Medical Corp., Nash Finch Company, Richfood Holdings, Inc., Rykoff-Sexton Inc., Super Food Services Inc., United Stationers Inc. and VWR Scientific Products.

                           SUMMARY COMPENSATION TABLE

      The following table shows, for the fiscal years ended December 31, 1995, 1994 and 1993, the cash compensation paid by the Company, as well as certain other compensation paid or accrued, to the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers").

                                              Annual Compensation                 Long-Term Compensation(1)
(a)                             (b)      (c)        (d)          (e)           (f)         (g)           (h)
                                                                                   Awards
                                                                Other       Restricted                   All
Name and                                                        Annual        Stock                     Other
  Principal                             Salary     Bonus     Compensation     Awards     Options    Compensation
  Position                      Year    ($)(2)      ($)         ($)(3)        ($)(4)     (#)(5)        ($)(6)
G. Gilmer Minor, III            1995   $375,000   $      0          --       $      0         0       $  35,611
  Chairman, President           1994    372,654    172,800          --         43,206    90,000          29,670
  & Chief Executive             1993    314,538    163,389          --         40,848    30,000          28,996
  Officer

Henry A. Berling                1995    206,938          0          --              0         0          16,700
  Executive Vice President      1994    202,210     73,745          --         18,440    37,500          18,941
  Partnership Development       1993    170,883     72,391          --         18,101    15,000          13,999

Craig R. Smith                  1995    203,091          0          --              0    30,000          15,366
  Executive Vice President      1994    178,654     70,110          --         17,528    33,750          13,666
  Chief Operating Officer       1993    127,307     65,760          --         16,445    22,500           1,699

Robert E. Anderson, III         1995    192,500          0          --              0         0          25,996
  Executive Vice                1994    187,649     53,000          --         13,253    33,750          16,473
  President                     1993    162,375     68,357          --         17,112    15,000          21,149
  Planning & Business
  Development

Drew St. J. Carneal             1995    164,175          0          --              0         0           3,370
  Senior Vice President         1994    159,820     58,740          --         14,498    30,000           3,009
  General Counsel &             1993    139,156     60,150          --         15,042    15,000           2,710
  Secretary

(1) The Company has no Long-Term Incentive Plans as defined by Item 402(a)(7)(iii) of Regulation S-K.

(2) The salary of each of the Named Executive Officers was decreased for the period June 26, 1995 through December 31, 1995, as follows: Mr. Minor, 12.5% decrease; Messrs. Berling, Smith, and Anderson, 7.5% decrease; and Mr. Carneal, 5.0% decrease.

(3) None of the Named Executive Officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for fiscal years 1995, 1994 or 1993.

(4) Aggregate restricted stock holdings and values at December 31, 1995 for the Named Executive Officers are as follows: (i) Mr. Minor: 10,349 shares, $128,716; (ii) Mr. Berling: 4,341 shares, $53,991; (iii)

     Mr. Smith: 3,013 shares, $37,474; (iv) Mr. Anderson: 3,973 shares, $49,414;
     and (v) Mr. Carneal: 3,539 shares, $44,016. Dividends are paid on restricted stock at the same rate as all shareholders of record.

(5)  No SARs were granted in 1995, 1994 or 1993.

(6) Includes in 1995 for (i) Mr. Minor: $4,416 company contributions to defined contribution plans, $31,195 benefit attributable to company-owned life insurance policy; (ii) Mr. Berling: $16,700 benefit attributable to company-owned life insurance policy; (iii) Mr. Smith: $3,323 company contributions to defined contribution plans, $12,043 benefit attributable to company-owned life insurance policy; (iv) Mr. Anderson: $3,097 company contributions to defined contribution plans, $22,899 benefit attributable to company-owned life insurance policy; and (v) Mr. Carneal: $3,370 company contributions to defined benefit plans.

       EXECUTIVE SEVERANCE AGREEMENTS: In 1989, the Board authorized the Company to enter into Severance Agreements (the "Severance Agreements") with certain officers of the Company in order to encourage key management personnel to remain with the Company and to avoid distractions regarding potential or actual changes in control of the Company.

       The Severance Agreements include senior vice presidents and higher ranking corporate officers, including the Named Executive Officers, who have been employed by the Company for a period of at least one year and also vice presidents who have been employed by the Company for at least ten years and are approved for participation by the Compensation & Benefits Committee.

       The Severance Agreements provide for the payment of a severance benefit if such participant's employment with the Company is terminated for any reason, other than as a consequence of death, disability, or normal retirement, within two years after a Change in Control of the Company (as defined in the Severance Agreements). The severance benefit is equal to 2.99 times the average of the participant's total annual compensation from the Company, including all bonuses, which was included in gross income for income tax purposes for the five calendar years preceding the Change in Control of the Company, provided, however, no payments will be made to participants which would be treated as an "excess parachute payment" under Section 280G of the Internal Revenue Code.

       Each Severance Agreement continues in effect through December 31, 1996, and unless notice is given to the contrary, the term is automatically extended for an additional year at the end of each year.

                       OPTION GRANTS IN LAST FISCAL YEAR

      The following table contains information concerning the grant of options made during 1995 under the Company's 1993 Stock Option Plan to the Named Executive Officers. The Company granted no SARs during 1995.

                                                                                                           Grant
                                                                                                            Date
                                        Individual Grants(1)                                              Value(2)
                                 Number of
                                 Securities            % of Total                                          Grant
                                 Underlying          Options Granted      Exercise or                       Date
                                  Options             to Employees        Base Price       Expiration     Present
          Name                    Granted            in Fiscal Year        ($/Share)          Date        Value($)
G. Gilmer Minor, III                    0                    --                   --              --            --
Henry A. Berling                        0                    --                   --              --            --
Robert E. Anderson, III                 0                    --                   --              --            --
Craig R. Smith                     30,000                 15.13            $ 13.5625         2/27/05      $233,825
Drew St. J. Carneal                     0                    --                   --              --            --

      (1) Options are exercisable beginning on the first anniversary of grant date, with 40% being exercisable at that time and an additional 30% and 30% becoming exercisable on the second and third anniversary of grant date, respectively.

      (2) Based upon Black Scholes option valuation model. Volatility is based on the variance of the rate of return as measured over the most recent 180 trading days prior to the grant. Other assumptions include a riskless rate of return of 7.47%, annual dividend yield of 1.157% and option maturity of ten years.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 1995 and unexercised options held by them on December 31, 1995. There were no SARs exercised during 1995 or outstanding on December 31, 1995.

                                                                     Number of               Value of
                                                                    Securities             Unexercised
                                                                    Underlying             In-the-Money
                                                                    Unexercised             Options at
                                                                 Options at FY End            FY End
                            Shares Acquired        Value           Exercisable/            Exercisable/
          Name               Upon Exercise        Realized         Unexercisable          Unexercisable
G. Gilmer Minor, III                  0                 --         103,500/67,500        $255,679/$52,036
Henry A. Berling                      0                 --          64,500/29,250         176,735/ 26,017
Robert E. Anderson, III               0                 --          63,000/27,000         176,735/ 26,017
Craig R. Smith                    2,700           $ 28,030          55,088/57,000         153,421/ 26,017
Drew St. J. Carneal                   0                 --          61,500/24,750         176,735/ 26,017

RETIREMENT PLANS

        PENSION PLAN. The Company provides retirement benefits under a defined benefit pension plan (the "Pension Plan") pursuant to which benefits are based upon both length of service and compensation. All full-time employees of the Company become participants in the Pension Plan after one year of service and the attainment of the age of 21 years. Pension Plan benefits are determined under a formula based on an individual's earnings and years of credited service. Funding is determined on an actuarial basis.

             The following table shows estimated annual benefits payable at normal retirement age of 65 years to persons with specified remuneration and years of service under the Pension Plan:

                          Average Straight Life Annuity Benefits Based
    Average                       on Years of Credited Service
Compensation(1)     15 yrs.     20 yrs.     25 yrs.     30 yrs.     35 yrs.
   $ 125,000         $21,835     $27,922     $34,008     $40,095     $46,181
     150,000          25,548      32,912      40,276      47,640      55,004
     175,000          29,261      37,903      46,544      55,185      63,826
     200,000          32,958      42,877      52,795      62,714      72,632

        (1) Average compensation represents compensation based upon a benefit formula applied to an employee's career average earnings, which approximates the amount of salary set forth in the Summary Compensation Table. The maximum amount of covered compensation is $150,000, or some other amount as may be determined by the Secretary of Treasury pursuant to IRC Section 401(a)(17).

        Benefits are computed on a straight-life annuity basis, and are not subject to offset for Social Security benefits or other amounts. The years of service credited for the Named Executive Officers under the Pension Plan are presently as follows: Mr. Minor, 32 years; Mr. Berling, 29 years; Mr. Smith, 6 years; Mr. Anderson, 27 years; and Mr. Carneal, 7 years.

        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company provides supplemental retirement benefits to certain employees selected by the Compensation & Benefits Committee under the Supplemental Executive Retirement Plan (the "SERP"). The SERP entitles participants to receive a specified percentage of the participant's average base monthly salary during the five years preceding his retirement (in the case of the Named Executive Officers, 65%) reduced by the benefit payable under the Pension Plan and Social Security. The estimated annual benefits payable under the SERP upon retirement at normal retirement age for the Named Executive Officers are: Mr. Minor, $160,911; Mr. Berling, $62,663; Mr. Smith, $61,186; Mr. Anderson, $69,543; and Mr. Carneal, $65,835.

PROPOSAL 2. SELECTION OF INDEPENDENT AUDITORS

        Action will be taken at the meeting to ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as the independent auditors of the Company. The Audit Committee and the Board of Directors recommend that the shareholders ratify their appointment. Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote such proxy for the ratification of the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company.

        Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

PROPOSALS OF SHAREHOLDERS

        Shareholders wishing to present proposals for action at the Company's Annual Meeting of Shareholders in 1997 must submit the proposals to the Company for inclusion in the Company's 1997 Proxy Statement not later than November 20, 1996 in writing at the address shown in the heading of this Proxy Statement.

MISCELLANEOUS

        The Company does not know of any other matter to be presented for action by the shareholders at the meeting. If any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote thereon in their discretion.

March 19, 1996

BY ORDER OF THE BOARD OF DIRECTORS

DREW ST. J. CARNEAL,
Secretary

                            [MAP OF CRESTAR CENTER]

PROXY
                              OWENS & MINOR, INC.
   Solicited by the Board of Directors for the Annual Meeting of Shareholders

     The undersigned hereby appoints Mrs. Anne Marie Whitemore and Messrs. James B. Farinholt, Jr. and E. Morgan Massey, and each of them with power of substitution, the proxy (and if the undersigned is a proxy, the substitute proxy) of the undersigned to vote all shares held of record on March 5, 1996 by the undersigned as directed below and in their discretion on all other matters which may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc., to be held on April 30, 1996 at 10:00 A.M. in the Auditorium of the Crestar Bank Building, 919 E. Main Street, Richmond, Virginia, and any ajournments or postponements thereof.

     THE UNDERSIGNED DIRECTS SAID PROXIES TO VOTE AS SPECIFIED UPON THE ITEMS SHOWN HEREIN WHICH ARE REFERRED TO IN THE NOTICE OF ANNUAL MEETING AND AS SET FORTH IN THE PROXY STATEMENT.

     The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. Election of Directors:
   For a term of three years: Messrs. R. E. Cabell, Jr., Vernard W. Henley, and G. Gilmer Minor, III.
   For a term of one year: Josiah Bunting III

   ( ) FOR all nominees listed   ( ) WITHHOLD AUTHORITY  ( ) WITHHELD for the
       (except as marked to          to vote for all         following only:
       contrary)                     nominees listed         (Write the
                                                             nominee's name in
                                                             space below)
_______________________________________________________________________________

2. Ratification of appointment of KPMG Peat Marwick LLP as independent auditors.
   ( ) FOR     ( ) AGAINST    ( ) ABSTAIN

                      (Continued and to be signed on back)



3. In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                       -----------------------------------------
                                                      Signature

                                       -----------------------------------------
                                                      Signature

                                       Date_______________________________, 1996
                                       Please sign exactly as your name appears herein.

                                       Attorneys-in-fact, executors,
                                       administrators, trustees and guardians
                                       should give full title as such. If a
                                       corporation, please sign in full
                                       corporate name by President or other
                                       authorized officer. If a partnership,
                                       please sign in partnership name by
                                       authorized person. Shareholders who are
                                       present at the meeting may withdraw their proxy and vote in person if they so desire.